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                                                                    Exhibit 12.1
                              CONVERGYS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (AMOUNTS IN MILLIONS)

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
                                                     NINE MONTHS ENDED                          YEAR ENDED
                                                     SEPTEMBER 30, 2002   2001        2000         1999         1998         1997
                                                     ------------------   ----        ----         ----         ----         ----
Earnings:
     Income before income taxes, extraordinary
     charges and cumulative effect of change
     in account principle                                  $ 276.6        $ 254.9    $ 310.2      $ 223.0      $ 130.4     $ 130.8

     Adjustment for undistributed (income)/losses
     of partnerships                                          (1.3)          30.7       13.4          2.2        (25.1)       (2.1)

      Interest expense                                         9.0           20.0       33.1         32.5         33.9         5.4

      Portion (1/3) of rental expense deemed interest         29.4           36.8       34.0         34.7         37.0        31.6
                                                           -------        -------    -------      -------      -------     -------
           Total earnings                                  $ 313.7        $ 342.4    $ 390.7      $ 292.4      $ 176.2     $ 165.7
                                                           =======        =======    =======      =======      =======     =======


Fixed Charges:

     Interest expense                                      $   9.0        $  20.0    $  33.1      $  32.5      $  33.9     $   5.4

     Portion (1/3) of rental expense deemed interest          29.4           36.8       34.0         34.7           37        31.6
                                                           -------        -------    -------      -------      -------     -------
         Total fixed charges                               $  38.4        $  56.8    $  67.1      $  67.2      $  70.9     $  37.0
                                                           =======        =======    =======      =======      =======     =======
Ratio of Earnings to Fixed Charges                            8.17           6.03       5.82         4.35         2.49        4.48
                                                           =======        =======    =======      =======      =======     =======
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